Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2023 First Quarter Results

Morrisville, NC – August 11, 2022 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus” or the “Company”), a global value-added agricultural company, today announced results for its fiscal quarter ended June 30, 2022.
Highlights (comparisons are to the relevant prior-year period):
•Sales and other operating revenues increased $10.6 million, or 3.2%, to $343.9 million for the three months ended June 30, 2022.
•Net loss attributable to Pyxus International, Inc. increased $3.2 million, or 27.8%, to $14.7 million for the three months ended June 30, 2022 primarily due to a $7.6 million decrease in income tax benefit.
•Adjusted EBITDA* increased $2.5 million, or 17.1%, to $17.3 million for the three months ended June 30, 2022.
•Cash and cash equivalents was $165.4 million, an increase of $85.8 million, as of June 30, 2022.
•Inventories, net was $980.1 million, an increase of $126.0 million as of June 30, 2022 with more than 90% of processed tobacco inventory committed to specific customers to meet near-term forecasted demand.
•Foreign seasonal lines of credit were $545.2 million, an increase of $141.4 million as of June 30, 2022.
Pieter Sikkel, Pyxus' President and CEO said, "We have experienced strong demand thus far in fiscal 2023. As expected, our first quarter was consistent with the prior fiscal year, with increased demand and more normalized timing of shipments from Asia, partially offset by the timing of shipments from Africa and South America.
"As of June 30, 2022, our inventory increased $126.0 million compared to the prior year primarily due to higher new crop green tobacco prices and processing costs in South America, and accelerated new crop buying activities in certain key markets. In addition, our processed tobacco inventory continues to be more than 90% committed to specific customers. The overall increase in inventory and our committed inventory levels for processed tobacco position us to meet near-term demand and we expect to see stronger shipments in subsequent quarters in fiscal 2023, consistent with historical trends. Despite higher green tobacco prices and processing costs in South America, we were able to effectively manage our working capital to meet our purchasing goals for the current crop cycle.
"Crop sizes in certain markets in Africa, Asia, and South America are below expectations due to the adverse impacts of prevailing La Nina weather patterns during the growing season, which has exacerbated supply shortages. We continue to engage with customers in transparent dialogue regarding the impacts of La Nina and inflation on our business. In response to these and other market dynamics, we accelerated buying activities in certain key markets, and continue to invest in research trials, local programs, and additional training for our global agronomy team to further support our efforts to maximize grower efficiencies and yield despite unpredictable weather patterns.
"We continue to expect fiscal 2023 sales to be between $1.75 billion and $1.95 billion and adjusted EBITDA* to be between $130 million and $160 million. Moving forward, we are committed to recovering crop sizes, and aligning volumes in future years with customer expectations, as we work to deliver stakeholder value, and together, grow a better world."

*Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) is not a measure of results under generally accepted accounting principles in the United States. Adjusted EBITDA expected for fiscal 2023 is calculated in a manner consistent with Adjusted EBITDA presented for historical periods as presented in the reconciliation tables included in this press release.

Performance Summary for Three Months Ended June 30, 2022
Sales and other operating revenues increased $10.6 million, or 3.2%, to $343.9 million for the three months ended June 30, 2022 from $333.3 million for the three months ended June 30, 2021. This increase was primarily due to a 4.3% increase in leaf volume driven by greater demand and more normalized timing of shipments from Asia. This increase was partially offset by the timing of shipments from Africa and South America.
Cost of goods and services sold increased $12.0 million, or 4.1%, to $303.2 million for the three months ended June 30, 2022 from $291.2 million for the three months ended June 30, 2021. This increase was mainly due to the increase in sales and other operating revenues.
Gross profit decreased $1.3 million, or 3.1%, to $40.8 million for the three months ended June 30, 2022 from $42.1 million for the three months ended June 30, 2021. Gross profit as a percent of sales decreased to 11.9% for the three months ended June 30, 2022 from 12.6% for the three months ended June 30, 2021. These decreases were driven by delayed shipments from Africa and South America and were partially offset by accelerated shipments from Asia.

Income tax benefit decreased $7.5 million, or 89.3%, to $0.9 million for the three months ended June 30, 2022 from $8.4 million for the three months ended June 30, 2021. The decrease was driven by the Company utilizing a different method for estimating tax expense (benefit) for the period ended June 30, 2022. Using the discrete method for the period ended June 30, 2022, the Company determined current and deferred income tax expense (benefit) as if the interim three-month period was a year-end period, which resulted in the recognition of the fiscal 2023 year-to-date benefit in the quarter.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality. In line with our strategy, the increase in green tobacco prices and processing costs in South America required additional working capital that was primarily sourced from increased seasonal lines and more efficient cash management. The following summarizes the Company’s available credit lines and cash, including availability under foreign seasonal lines of credit:

(in millions)	June 30, 2022	June 30, 2021
Availability under foreign seasonal lines of credit	$171.9	$224.5
All available credit lines and cash	$351.2	$314.4

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended June 30, 2022, on August 11, 2022 at 5:30 P.M. ET. The dial in number for the call is (646) 960-0369 or (888) 350-3452 and the conference ID is 2624736. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event, a replay will be available for five days by dialing (647) 362-9199 or (800) 770-2030 and entering the access code 2624736. Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of the Company's performance or other matters that may affect its business, results of operations, or financial condition are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. Some of these risks and uncertainties include:
•risks related to the Company's indebtedness, including that the Company has substantial debt which may adversely affect it by limiting future sources of financing, interfering with its ability to pay interest, and principal on its indebtedness and subjecting it to additional risks, the Company requires a significant amount of cash to service indebtedness and its ability to generate cash depends on many factors beyond its control, the Company may not be able to refinance or renew its indebtedness, which may have a material adverse effect on its financial condition, the Company may not be able to satisfy the covenants included in its financing arrangements, which could result in the default of its outstanding debt obligations, and despite current indebtedness levels, the Company may still be able to incur substantially more debt, which could exacerbate further the risks associated with its significant leverage;

•risks and uncertainties relating to the Company's liquidity, including but not limited to: whether foreign lenders that have provided short-term operating credit lines to fund leaf tobacco operations at the local level cease to provide such funding, uncertainty and continuing risks associated with the Company’s ability to achieve its goals and continue as a going concern, and unanticipated developments with respect to liquidity needs and sources of liquidity could result in a deficiency in liquidity;

•risk and uncertainties related to the Company’s leaf tobacco operations, including changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, changes in relevant capital markets affecting the terms and availability of short-term seasonal financing, political instability, currency and interest rate fluctuations, the impact of high inflation, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, the impact of climate change on weather patterns in tobacco-growing regions, the impact of disasters or other unusual events affecting international commerce, the impacts of potential international sanctions on the Company's ability to sell or source tobacco in certain regions, potential changes in governmental regulations applicable to tobacco products, and changes in costs incurred in supplying products and related services; and

•risks and uncertainties related to the COVID-19 pandemic, including possible delays in shipments of leaf tobacco, including from the closure or restricted activities at ports or other channels, disruptions to the Company’s operations or the operations of suppliers and customers resulting from restrictions on the ability of employees and others in the supply chain to travel and work, border closures, determinations by Pyxus or shippers to temporarily suspend operations in affected areas, whether the Company’s operations that have been classified as "essential" under various governmental orders restricting business activities will continue to be so classified or, even if so classified, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations at any of the Company's facilities to be halted for some period of time, negative consumer purchasing behavior with respect to the Company’s products or the products of its leaf tobacco customers during periods of government mandates restricting activities imposed in response to the COVID-19 pandemic, and the extent to which the impact of the COVID-19 pandemic on the Company’s operations and the demand for its products may not coincide with impacts experienced in the United States due to the international scope of its operations, including in emerging and other markets in which the Company operates where the timing and severity of COVID-19 outbreaks and the pace of COVID-19 vaccinations may differ from those in the United States.

A further list and description of these risks, uncertainties, and other factors can be found in Part I, Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended March 31, 2022 and in its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2022 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with almost 150 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)	Three months ended June 30, 2022	Three months ended June 30, 2021
Sales and other operating revenues	$343,905	$333,290
Cost of goods and services sold	303,150	291,170
Gross profit	40,755	42,120
Selling, general, and administrative expenses	34,588	33,845
Other income, net	1,085	162
Restructuring and asset impairment charges	300	233
Operating income	6,952	8,204
Loss on deconsolidation/disposition of subsidiaries	599	—
Interest expense, net	25,474	26,840
Loss before income taxes and other items	(19,121)	(18,636)
Income tax benefit	867	8,439
Income (loss) from unconsolidated affiliates	3,749	(1,431)
Net loss	(14,505)	(11,628)
Net income (loss) attributable to noncontrolling interests	158	(120)
Net loss attributable to Pyxus International, Inc.	$(14,663)	$(11,508)

Loss per share:
Basic and diluted	$(0.59)	$(0.46)

Weighted average number of shares outstanding:
Basic and diluted	25,000	25,000

Results of Operations

			Change
(in thousands, except per share data)	Three months ended June 30, 2022	Three months ended June 30, 2021	$	%
Leaf:
Sales and other operating revenues	$322,884	$311,741	11,143	3.6
Tobacco costs	265,989	251,781	14,208	5.6
Transportation, storage, and other period costs	20,627	21,501	(874)	(4.1)
Total cost of goods sold	286,617	273,282	13,335	4.9
Product revenue gross profit	36,267	38,459	(2,191)	(5.7)
Product revenue gross profit as a percent of sales	11.2%	12.3%

Kilos sold	72,059	69,059	3,000	4.3
Average price per kilo	$4.48	$4.51	(0.03)	(0.7)
Average cost per kilo	3.98	3.96	0.02	0.5
Average gross profit per kilo	0.50	0.55	(0.05)	(9.1)

Processing and other revenues	$17,743	$18,117	(374)	(2.1)
Processing and other revenues costs of services sold	12,547	12,394	153	1.2
Processing and other gross profit	5,196	5,723	(527)	(9.2)
Processing and other gross profit as a percent of sales	29.3%	31.6%

All Other:
Sales and other operating revenues	$3,279	$3,433	(154)	(4.5)
Cost of goods and services sold	3,986	5,498	(1,512)	(27.5)
Gross loss	(708)	(2,065)	1,358	65.7
Gross loss as a percent of sales	(21.6)%	(60.2)%

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2022	June 30, 2021
Assets
Current assets
Cash, cash equivalents, and restricted cash	$174,936	$82,131
Trade and other receivables, net	182,835	231,952
Inventories and advances to tobacco suppliers	1,024,140	890,748
Recoverable income taxes	8,747	10,894
Prepaid expenses and other current assets	61,185	54,930
Total current assets	1,451,843	1,270,655
Restricted cash	—	389
Investments in unconsolidated affiliates	87,139	85,651
Goodwill and other intangible assets, net	42,052	86,788
Long-term tax assets	13,442	14,346
Other noncurrent assets	46,456	42,127
Right-of-use assets	35,636	41,540
Property, plant, and equipment, net	135,878	140,332
Total assets	$1,812,446	$1,681,828

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$545,224	$403,792
Accounts payable	144,915	88,807
Advances from customers	46,071	29,631
Accrued expenses and other current liabilities	91,054	91,426
Income taxes payable	6,729	4,110
Operating leases payable	8,535	8,961
Current portion of long-term debt	13,781	2,686
Total current liabilities	856,309	629,413
Long-term debt	678,777	669,793
Long-term leases	26,473	31,843
Long-term tax liabilities	42,181	52,800
Pension, postretirement, and other long-term liabilities	59,748	66,610
Total liabilities	1,649,188	1,434,499
Commitments and contingencies
Stockholders’ equity
Common Stock	390,290	391,089
Retained deficit	(233,476)	(148,202)
Accumulated other comprehensive income (loss)	3,248	(1,716)
Total stockholders’ equity of Pyxus International, Inc.	160,062	241,171
Noncontrolling interests	3,196	6,158
Total stockholders’ equity	163,258	247,329
Total liabilities and stockholders’ equity	$1,812,446	$1,681,828

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended		Last Twelve Months (7)
(in thousands)	June 30, 2022	June 30, 2021	March 31, 2022	March 31, 2021*	June 30, 2022	June 30, 2021*
Net loss attributable to Pyxus International, Inc.	$(14,663)	$(11,508)	$(82,119)	$(117,649)	(85,274)	$(36,996)
Plus: Interest expense	27,527	27,427	111,043	103,340	111,143	99,505
Less: Income tax benefit (expense)	867	8,439	(12,640)	(13,507)	(20,212)	(13,236)
Plus: Depreciation and amortization expense	5,929	4,066	16,676	28,419	18,539	22,459
EBITDA (1)	17,926	11,546	58,240	27,617	64,620	98,204
Plus: Reserves for doubtful customer receivables	(830)	218	4,404	4,663	3,356	5,918
Less: Other income (expense), net	1,085	162	(3,349)	(10,154)	(2,426)	(7,600)
Plus: Restructuring and asset impairment charges	300	233	8,031	12,383	8,098	12,543
Plus: Goodwill impairment	—	—	32,186	1,082	32,186	1,082
Plus: Reorganization Items (2)	—	—	—	(105,984)	—	(132,850)
Plus: Debt Restructuring (3)	—	1,215	3,550	23,590	2,335	7,569
Plus: Development of and exit from non-leaf-tobacco businesses (4)	619	1,355	13,589	113,954	12,853	97,397
Plus: Other adjustments (5)	351	347	3,347	6,065	3,351	3,127
Adjusted EBITDA (1)	$17,281	$14,752	$126,696	$93,524	$129,225	$100,590

Total debt			$1,066,945	$925,531	$1,237,782	$1,076,271
Less: Cash			198,777	92,705	165,441	79,593
Net debt			$868,168	$832,826	$1,072,341	$996,678
Net debt /Adjusted EBITDA (1)			6.85x	8.90x	8.30x	9.91x

Adjusted EBITDA (1)			$126,696	$93,524	$129,225	$100,590
Interest expense			111,043	103,340	111,143	99,505
Interest coverage			1.14x	0.91x	1.16x	1.01x

Net cash used by operating activities	(242,490)	(185,957)	(198,765)	(226,536)	(255,298)	(312,207)
Capital expenditures	(2,210)	(3,815)	(14,827)	(24,385)	(13,222)	(23,198)
Collections on beneficial interest on securitized trade receivables (6)	45,468	37,681	189,440	168,390	197,227	152,122
Free Cash Flow	$(199,232)	$(152,091)	$(24,152)	$(82,531)	$(71,293)	$(183,283)
Plus: Interest expense	27,527	27,427	111,043	103,340	111,143	99,505
Less: Income tax benefit (expense)	867	8,439	(12,640)	(13,507)	(20,212)	(13,236)
Adjusted Free Cash Flow	$(172,572)	$(133,103)	$99,531	$34,316	$60,062	$(70,542)
*Combined (Non-GAAP) for the five months ended August 31, 2020 (Predecessor period) and the seven months ended March 31, 2021 (Successor period), which periods were presented separately in light of the resolution of the Chapter 11 cases (the “Chapter 11 Cases”) of the Company’s predecessor and certain of its subsidiaries commenced in June 2020. A presentation of these combined results for the twelve-month period ended March 31, 2021 is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the Securities and Exchange Commission.

1.Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

2.Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations, and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, and debtor-in-possession financing fees.

3.Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in "Reorganization items" and, for the three and twelve months ended June 30, 2021 and March 31, 2022, also includes consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the current fiscal year.

4.Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non leaf-tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.

5.Includes the following items: (i) the addition of unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops (normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold), (ii) the addition of non-cash employee stock-based compensation, (iii) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (iv) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (v) debt retirement expense, and (vi) income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

6.Represents cash receipts from the beneficial interest on sold receivables under the Company's the accounts receivable securitization programs and were classified as investing activities within the consolidated statements of cash flows.

7.Items for the twelve months ended June 30, 2022 are derived by adding the items for the three months ended June 30, 2022 as presented in the table and the fiscal year ended March 31, 2022 and subtracting the items for the three months ended June 30, 2021. Items for the twelve months ended June 30, 2021 are derived by adding the items for the three months ended June 30, 2021 and the combined fiscal year ended March 31, 2021 and subtracting the items for the three months ended June 30, 2020.